EXHIBIT 99.1
JOINT FILING AGREEMENT
This JOINT FILING AGREEMENT, dated as of June 19, 2015, is between Brown & Williamson Holdings, Inc., Louisville Securities Limited and British American Tobacco p.l.c. (together, the “Joint Filers”).
In accordance with Rule 13(d)-1(k) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Joint Filers hereby agrees to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) on its behalf with respect to shares of common stock, par value $0.0001 per share, of Reynolds American Inc. and that this agreement may be included as an exhibit to such joint filing.
Each of the Joint Filers further agrees that each Joint Filer is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto insofar as it relates to such Joint Filer’s obligation under Section 13(d) of the Exchange Act, and for the accuracy and completeness of the information concerning such Joint Filer contained therein, provided, however, that no Joint Filer is responsible for the accuracy or completeness of the information concerning the other Joint Filers, unless such Joint Filer knows or has reason to believe that such information is inaccurate. Each Joint Filer shall be entitled to file, separately from the other Joint Filers, any amendments to the information concerning such Joint Filer that it shall deem necessary or desirable.
This agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement this 19th day of June, 2015.
BROWN & WILLIAMSON HOLDINGS, INC.

By:	/s/ Timothy J. Hazlett
Name: Timothy J. Hazlett
Title: Director

LOUISVILLE SECURITIES LIMITED

By:	/s/ Robert J. Casey
Name: Robert J. Casey
Title: Director

BRITISH AMERICAN TOBACCO P.L.C.

By:	/s/ Nicola Snook
Name: Nicola Snook
Title: Company Secretary